Exhibit 99.1

August 11, 2003	Contact Information:
For Immediate Release	Thomas J. Jansen
Chief Financial Officer
414.643.3000

Rexnord Corporation Reports First Quarter Results

MILWAUKEE, WI — August 11, 2003

Rexnord Corporation, a leading manufacturer of highly engineered mechanical power transmission components, today reported its summary results for the first quarter of its fiscal year 2004.  Net sales for the first quarter ended June 29, 2003 were $161.8 million, a decrease of 6.6% compared to $173.3 million in the first quarter of the prior year. A net loss of $2.5 million was reported in the quarter compared to net income of $5.5 million in last year’s first quarter.  Sales in the quarter were favorably impacted by 5% from changes in currency exchange rates, primarily related to the Euro.

Weak business conditions in the quarter, particularly in the manufacturing sector in both North America and Europe, resulted in lower demand for the Company’s products as compared to the first quarter of fiscal 2003.  Additionally, these weak business conditions caused several North American industrial distributors to reduce their inventory levels, which resulted in reduced sales to those distributors in the first quarter.  Sales of the Company’s aerospace products declined 12% in the quarter as compared to the prior year’s first quarter due to the continued contraction in the commercial airframe industry while industrial chain sales also declined 12% due the Company’s decision to discontinue the manufacture of unprofitable products as well as the continued softness in end markets of construction, forest products, agriculture and cement.  Bearing and flattop sales declined 7% in the quarter due to inventory reduction activity by North American industrial distributors and lower capital spending by end users.  Partially offsetting these factors were increased sales related to specific growth initiatives in place for both bearing and flattop products.  Gear, coupling and special components sales were down approximately 1% in the quarter as compared to the same quarter last year.

Given the weaker economic conditions, the Company accelerated its efforts to reduce its operating costs.  These cost control measures include lower material costs achieved through improved purchasing techniques and component outsourcing, lower overtime costs, strict cost controls on discretionary spending, shorter work weeks at specific locations, and headcount reductions.

Gross profit margin in the first quarter was 29.7% as compared to 32.3% in last year’s first quarter.  The margin decline was largely the result of lower sales on a currency-adjusted basis in the quarter.  Selling, general and administrative expenses declined by $2.7 million, or 7% in the quarter to $36.1 million from $38.8 million last year; however, current year first quarter SG&A expenses are affected by an increase of $2.2 million due to changes in currency exchange rates.  Using constant currency rates, SG&A expenses declined by $4.9 million, or 12.6% in the quarter as compared to the first quarter last year.

Income from operations for the first quarter of fiscal year 2004 was $7.8 million compared to $14.0 million reported in the first quarter of fiscal 2003.  The decline in income from operations is primarily due to lower sales in the quarter and an increase of $3.1 million in amortization expense of intangible assets recorded in the acquisition of Rexnord.  Interest expense increased by $6.3 million to a total of $11.4 million for the current quarter as compared to $5.1 million in last year’s first quarter due to higher debt balances incurred in the acquisition of the Rexnord Group on November 25, 2002.  As a result of the above, a net loss of $2.5 million was reported in the quarter compared to net income of $5.5 million in last year’s first quarter.

At June 29, 2003, total debt was essentially unchanged from March 31, 2003 at $580.6 million and cash and cash equivalents was $25.6 million.

“The difficult economic environment worsened during the June quarter which caused our larger industrial distributors to make sizeable reductions in the amount of inventory carried on their shelves.  While this had a negative impact on our sales in the quarter accounting for about half of the sales shortfall as compared to last year’s first quarter, these reductions will have a stimulating impact upon a recovery in the manufacturing sector.  We are taking advantage of this period to lower our overall operating cost structure and improve processes that will leave us well positioned for an economic recovery.” said Bob Hitt, Rexnord’s CEO.  “While the cost reduction activity is a major focus, we are also concentrating on growth initiatives including the introduction of new products in those product lines with higher growth potential.  We have also made progress in implementing the operational excellence initiatives known as the Rexnord Business System (“RBS”).  For the balance of calendar year 2003, we expect the difficult economic environment will continue, and we will remain focused on free cash flow generation for the purpose of paying down our debt before it is due, building upon our market leading positions, and executing RBS to drive reductions in operating costs.”

Rexnord considers EBITDA and Adjusted EBITDA as indicators of operating performance and as measures of cash generating ability.  EBITDA represents earnings before interest, taxes, depreciation and amortization.  EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.  EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations.  Other companies in the industry may calculate EBITDA differently.  EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.  Because EBITDA is calculated before recurring cash charges including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.  See the Condensed Consolidated Statements of Cash Flow included in the financial statements.

Adjusted EBITDA represents EBITDA plus the additional adjustments noted in the table below.  Adjusted EBITDA is presented because it better represents ongoing business performance than EBITDA, since the adjustments reflect earnings and expenses considered as non-representative of ongoing business for the reasons specified below.  Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.  See the Condensed Consolidated Statements of Cash Flow included in the financial statements.

Adjusted EBITDA for the first quarter ended June 29, 2003 was $19.9 million compared to $26.4 million reported in the first quarter ended June 30, 2002.  A reconciliation of EBITDA and Adjusted EBITDA, (non-GAAP financial measures) to U.S. GAAP net income, the most comparable GAAP figure, is provided below in this news release.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is a leading worldwide manufacturer of mechanical power transmission components.  The company has over 4,900 employees located at more than 30 manufacturing facilities worldwide.  Rexnord products are sold around the world by over 200 direct sales representatives through a network of multiple service centers and warehouses backed by hundreds of independent stocking distributors.  For more information, visit www.rexnord.com.

Conference Call Details

Rexnord will discuss its first quarter results on a conference call on August 14, 2003 at 10:00 a.m. EDT.  The call will be conducted by Thomas J. Jansen, CFO and Michael N. Andrzejewski, VP Business Development.  The conference call can be accessed via telephone as follows:

Domestic toll-free #	1-800-915-4836
International toll #	1-973-317-5319

Lines will be muted until Rexnord completes its comments on the results.  Thereafter, a question and answer session will commence.

This conference call will be recorded with a replay period of one week.

Replay domestic toll-free #	1-800-428-6051 (through August 21, 2003)
Replay international toll #	1-973-709-2089
Replay access code	303290

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s reports filed from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(in millions)	First Quarter Ended
	June 29, 2003	June 30, 2002
		Predecessor
Net sales:
To third parties	$161.8	$171.9
To affiliates	—	1.4
	161.8	173.3
Cost of sales	113.7	117.3
Gross profit	48.1	56.0

Selling, general and administrative expenses	36.1	38.8
Restructuring and other similar costs	0.7	5.1
Income from litigation settlement	—	(2.3)
Amortization of intangible assets	3.5	0.4
Income from operations	7.8	14.0

Non-operating income (expense):
Interest expense:
To third parties	(11.4)	(1.3)
To affiliates	—	(3.8)
Other, net	(0.5)	0.1
Income (loss) before income taxes	(4.1)	9.0
Provision (benefit) for income taxes	(1.6)	3.5
Net Income (loss)	$(2.5)	$5.5

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions)	June 29,	March 31,
	2003	2003
	(Unaudited)
Assets
Current assets:
Cash	$25.6	$37.2
Receivables, net	103.6	119.0
Inventories	135.9	134.6
Deferred income taxes	4.7	4.7
Receivable from former parent company	2.7	-
Other current assets	13.6	13.5
Total current assets	286.1	309.0

Property, plant and equipment, net	276.3	277.9
Intangible assets, net	135.5	139.0
Goodwill	563.5	563.5
Other assets	25.0	24.8
	$1,286.4	$1,314.2

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$9.6	$2.4
Trade payables	48.1	57.7
Income taxes payable	7.0	9.2
Compensation and benefits	27.6	30.4
Other current liabilities	42.6	61.7
Total current liabilities	134.9	161.4

Long-term debt	571.0	578.1
Pension obligations	92.7	88.6
Postretirement benefit obligations	48.6	50.2
Deferred income taxes	59.5	59.3
Other liabilities	1.5	1.6
Total liabilities	908.2	939.2

Commitments and contingent liabilities

Stockholders’ equity	378.2	375.0
	$1,286.4	$1,314.2

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in millions)	First Quarter Ended
	June 29, 2003	June 30, 2002
		Predecessor
Operating activities
Net income (loss)	$(2.5)	$5.5
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Depreciation	7.9	9.7
Amortization	4.3	0.4
Other noncash items	—	(0.4)
Changes in operating assets and liabilities:
Receivables	18.6	1.4
Inventories	—	(3.6)
Accounts payable	(10.9)	(14.0)
Purchase price paid to former parent company	(10.4)	—
Trading balances with affiliates	—	(11.7)
Payables and other liabilities	(16.6)	(4.2)
Cash used for operating activities	(9.6)	(16.9)

Investing activities
Expenditures for property, plant and equipment	(3.0)	(3.5)
Cash used for investing activities	(3.0)	(3.5)

Financing activities
Net repayments of long-term debt	—	(0.1)
Proceeds from issuance of long-term debt	—	—
Net increase in funding balances with affiliates	—	21.1
Cash provided by financing activities	—	21.0

Effect of exchange rate changes on cash	1.0	(1.1)
Decrease in cash	(11.6)	(0.5)
Cash at beginning of period	37.2	21.6
Cash at end of period	$25.6	$21.1

Reconciliation of EBITDA and Adjusted EBITDA

(Unaudited)

(in millions)	First Quarter Ended
		Predecessor
	June 29, 2003	June 30, 2002
		Pro forma
Net income (loss)	$(2.5)	$5.5
Interest expense, net	11.4	5.1
Provision for income taxes	(1.6)	3.5
Depreciation and Amortization	11.4	10.1
EBITDA	18.7	24.2

Adjustments to EBITDA(1):
Restructuring and other similar costs	0.7	5.1
Other, net	0.5	(0.1)
Eliminate impact of one-off litigation settlement income	-	(2.3)
Eliminate results related to P4	-	0.2
Subtotal Adjustments to EBITDA	1.2	2.9

Pro Forma Expenses(2):
Additional insurance costs	-	(0.4)
Additional accounting and finance costs	-	(0.1)
Additional pension and other post-employment benefit costs	-	(1.0)
Additional management and Board of Director costs	-	(0.1)
IT costs and licenses	-	(0.1)
Annual costs savings from management reorganization	-	1.0
Subtotal Pro Forma Expenses	-	(0.7)

Total Adjustments	1.2	2.2

Adjusted EBITDA	$19.9	$26.4

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)         Adjustments to EBITDA

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, other income (expense), nonrecurring items and pro forma expenses.  Restructuring expenses related to our predecessor’s restructuring program for the quarter ended June 30, 2002 was $5.1 million. Nonrecurring items include the following: (i) a one-time gain of $2.3 million related to a litigation settlement in the quarter ended June 30, 2002, and (ii) losses related to the operating results of the Hansen P-4 product line, which has been retained by our former parent company, Invensys plc, for the quarter ended June 30, 2002.

(2)         Pro Forma Expenses

As a result of the acquisition of the Rexnord Group from Invensys plc, we expect to incur additional costs associated with operating Rexnord Corporation as a separate entity from Invensys. Specifically, these additional costs include costs associated with insurance, accounting and finance, pension and other post-employment matters, our new management and board of directors and information and technology and licenses. Because management believes that, post-acquisition, these additional costs will be incurred by Rexnord, management believes its estimates of what these costs would have been for the periods related to our predecessor discussed below is important to an investor’s understanding of what our historical financial condition and results of operations would have been had we operated as a stand-alone business then as well as to understand how our future financial condition and results of operations are likely to differ from the past.

                        •      Based on the increases we made in our insurance coverage amounts, additional insurance costs that would have been incurred for the quarter ended June 30, 2002 are estimated to be $0.4 million.

                        •      Based on the requirements of the senior credit facilities, the indenture and the internal audit function required for corporate governance purposes, additional accounting and finance costs that would have been incurred for the quarter ended June 30, 2002 are estimated to be $0.1 million.

                        •      Based on reductions we made in the discount rate used to calculate the present value of post-retirement obligations and in the long-term rate of return on plan assets, our net period benefit cost for pension and other post-retirement benefits will increase by approximately $3.6 million on an annual basis, and additional pension and post-employment costs that would have been incurred for the quarter ended June 30, 2002 are estimated to be $1.0 million.

                        •      Based on our need to establish independent corporate governance procedures and establish a new board of directors, the additional corporate governance costs that would have been incurred for the quarter ended June 30, 2002 are estimated to be $0.1 million.

                        •      Based on additional increases in license fees for software products resulting from us no longer participating in the Invensys group licenses and having to enter into our own license arrangements with various software vendors, additional license and technology costs that would have been incurred for the quarter ended June 30, 2002 are estimated to be $0.1 million.

                        •      As a result of the implementation of post-acquisition initiatives, we expect to realize approximately $4.0 million in annualized additional cost savings relating to management restructuring during fiscal year 2003.  We estimate that $1.0 million of these savings would have affected the quarter ended June 30, 2002.